Exhibit 99.1

news release

For Immediate Release

Contacts:	Jane Ostrander
Media Relations
847 482-5607
jane.ostrander@tenneco-automotive.com

Leslie Hunziker
Investor Relations
847 482-5042
leslie.hunziker@tenneco-automotive.com

TENNECO AUTOMOTIVE FILES REGISTRATION STATEMENT FOR COMMON STOCK OFFERING

Stock Offering Designed to Reduce Leverage, Annual Interest Expense

Lake Forest, Illinois, April 16, 2004 — Tenneco Automotive (NYSE: TEN) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to its proposed public offering of approximately $150 million, or approximately 11.8 million shares, of its common stock. In addition, the company intends to grant the underwriters an option to purchase additional shares from the company to cover over allotments in an amount up to approximately $22.5 million, or approximately 1.8 million, of its shares.

The offering is one component of a transaction designed to reduce Tenneco Automotive’s leverage and annual interest expense. The second component is an anticipated private placement of approximately $400 million principal amount of new senior subordinated notes.

Tenneco Automotive plans to use the net proceeds of the offering and the private placement to make and complete an offer to purchase for cash the company’s outstanding $500 million of 11 5/8 percent senior subordinated notes due 2009.

The company expects to incur pre-tax charges of approximately $55 million in the second quarter related to these transactions. The charges will be recorded as an interest expense.

The terms of, and Tenneco Automotive’s ability to complete, such transactions will depend upon prevailing market conditions and other factors.

J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. will act as joint book-running managers for the proposed common stock offering. When available, copies of a preliminary prospectus relating to the common stock

-More-

offering may be obtained from J.P. Morgan Securities, Distribution and Support Services, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 or Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 8th Floor, 140 58th Street, Brooklyn, NY 11220.

A registration statement relating to the common stock to be offered by the company has been filed with the Securities and Exchange Commission, but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.

Tenneco Automotive intends to offer the new senior subordinated notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any such security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe®, Walker®, Gillet® and Clevite®Elastomer brand names. Among its products are Sensa-Trac® and Monroe Reflex® shocks and struts, Rancho® shock absorbers, Walker® Quiet-Flow® mufflers, Dynomax® performance exhaust products, and Clevite®Elastomer noise, vibration and harshness control components.

This news release contains forward-looking statements concerning Tenneco Automotive’s proposed offering and related transactions. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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